Exhibit 99.1

ITT Reports Solid Second Quarter and Forecasts Strong Operational Performance for the Full Year

  Second-quarter revenue up 1 percent to $2.7 billion with significant increase in organic orders in commercial businesses.
  Second-quarter earnings from continuing operations up 12 percent to $1.22 per share. Adjusted earnings from continuing operations up 9 percent to $1.14 per share, topping previous guidance.
  Company announces plans to divest CAS, Inc., a component of the Defense & Information Solutions segment; classifies CAS as a discontinued operation.
  Strong operational performance expected to offset the $0.11 full-year dilutive impact of acquisitions and discontinued operations announced in the second quarter; adjusted full-year earnings per share guidance of $4.08 to $4.18 represents 11 percent growth at the mid-point compared with 2009.

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--July 30, 2010--ITT Corporation (NYSE: ITT) today reported 2010 second-quarter revenue of $2.7 billion and income from continuing operations of $226 million, or $1.22 per share. Excluding special items, income from continuing operations for the quarter was $211 million, or $1.14 per share, representing 9 percent year-over-year growth. Special items resulted from the completion of a tax audit.

“We are pleased with ITT’s strong productivity and solid operating margins this quarter, and we are making substantial progress realigning our portfolio of essential products and services to drive future growth,” said Steve Loranger, ITT’s chairman, president and chief executive officer. “Our Motion & Flow Control business once again delivered exceptional performance with significant increases in revenue and operating income. Our Defense & Information Solutions business delivered improved productivity and lower expenses driven by its business transformation. Our Fluid Technology team posted solid margin expansion with outstanding productivity. We are growing in emerging markets and seeing market recovery in some of our commercial businesses, driving significant growth in organic orders. All in, it adds up to a great first half.”

During the quarter the company announced that it acquired Canberra Pumps in Brazil and that it signed a definitive agreement to acquire Godwin Pumps as part of ITT’s portfolio repositioning strategy. These businesses will be included in the Fluid Technology segment. The company also today announced its plans to divest CAS, Inc., a systems engineering and technical assistance (SETA) component of the Defense & Information Solutions segment.

“Our strategies for long-term sustainable growth include increasing our presence in emerging markets, rebalancing our revenue mix and strengthening the portion of our business that is aligned with global macro trends, including the need for fresh water and modernized infrastructure, and we made good progress in the second quarter. The purchase of Godwin will build our global position in water, wastewater and industrial process, and Canberra Pumps expands our position in Latin America and enables us to sharpen our focus on the growing oil and gas market,” Loranger said. “Our plans to divest CAS will reduce the potential for perceived organizational conflicts of interest for ITT as a top-tier defense contractor. CAS is an outstanding business; however, as we continue to grow our Defense & Information Solutions business revenues in adjacent platforms, we believe CAS would be better positioned for growth with another company.”

CAS is being classified as a discontinued operation, including full-year 2009 revenues of $230 million; and taken together with the Godwin and Canberra acquisitions, the 2010 full-year dilutive impact of these portfolio repositioning activities is expected to be $0.11. The company projects this will be offset by strong operational performance.

“Notwithstanding the one-time impact of our repositioning strategy on our full-year outlook, we are poised for double-digit earnings growth in 2010, building on a best-in-class earnings performance in 2009. The focused execution of our global teams, combined with improving conditions in certain end markets, gives us confidence in our ability to deliver a strong second half and raise our outlook for the full year -- and we are well positioned for sustainable growth over the long term,” Loranger said.

Second-Quarter Segment Results

Defense & Information Solutions

  Second-quarter 2010 revenue for the Defense segment was $1.5 billion, down 3 percent compared to the year-ago period. Backlog at the end of the quarter was $4.1 billion. Second-quarter volume declines from strong prior-year results for tactical radios and counter improvised explosive device units were partially offset by growth in special purpose jammers, radar, composite structures, increased activity under the Automatic Dependent Surveillance-Broadcast (ADS-B) air-traffic control program and strong international night vision goggle revenues. Organic orders declined 49 percent from a very strong prior-year period due to deferral of an international radio order and delayed award timing of service contracts and jammer upgrades.
  Significant wins during the quarter included a $1.4 billion Systems Engineering 2020 award under the FAA’s next generation air transportation system, and a NASA range operations contract. The company also recently won two independent contracts, totaling up to $800 million, from the U.S. Army Corps of Engineers to provide operations and maintenance support for the Afghanistan National Security Forces.
  Strong productivity and cost reductions in the segment were offset by costs related to the business transformation that was implemented in the first quarter, higher pension costs, and lower volumes, resulting in a 2 percent decline in second-quarter operating income to $194 million.

Fluid Technology

  Second-quarter 2010 Fluid Technology revenue of $878 million was up 1 percent on a year-over-year basis, primarily driven by the acquisition of Nova Analytics. Organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) was down 4 percent, as improvement in residential markets and strength in U.S. treatment and global dewatering was offset by municipal weakness in Europe and a decline versus a strong year-ago period in oil and mining projects. Organic orders for the segment were up 15 percent, largely driven by solid demand in industrial aftermarket services, strong mining, oil and gas projects, and a strong U.S. municipal market.
  Recent key achievements include a treatment project order in Qatar and a dewatering project in Norway. ITT also signed a memorandum of understanding with the PUB, Singapore's national water agency, to establish a joint research and technology testing program to further develop energy-efficient water and wastewater treatment solutions.
  Second-quarter segment operating income was $130 million, up 16 percent from the comparable prior-year period, driven by exceptional productivity and lower restructuring and realignment costs.

Motion & Flow Control

  Second-quarter 2010 revenue for the Motion & Flow Control segment grew 17 percent on a comparable prior-year basis to $361 million. Organic revenue was up 21 percent, driven by improvements in auto, connectors, marine, beverage and growth in emerging markets. Organic orders were up 17 percent on strong demand for connectors, improving aerospace demand, emerging market growth in beverage, general industrial strength and global wins in high-speed rail.
  Key business achievements during the quarter included brake pad orders for the new BMW “5 series,” Renault and Opel models. The business also experienced increased demand for its PulpJet Pump, which is used in fast food chains to dispense smoothie beverages.
  Operating income of $42 million was up 27 percent, driven by increased revenue as well as strong productivity and a reduction in restructuring charges.

Guidance

For the third quarter of 2010, taking into account customer order patterns and the expected dilutive impact of the portfolio repositioning actions on the quarter, ITT projects adjusted earnings per share will be down 6 percent compared with the year-ago period, in the range of $0.94 to $0.98. Revenue for the third quarter is expected to be up 1 percent to approximately $2.7 billion.

For the full year, taking into account the expected $0.11 impact of acquisitions and discontinued operations, the company projects 2010 adjusted continuing earnings per share guidance will be $4.08 to $4.18. The midpoint of $4.13 represents 11 percent growth compared with the prior year.

Revenue for the full year is expected to grow approximately 3 percent to $11 billion. Organic revenue is expected to grow 2 percent, compared with a previous forecast of 3 percent growth.

Based on current order patterns, the company now projects 2010 Defense & Information Solutions revenue for the full year to be flat, versus a previous forecast of 3 percent growth. Fluid Technology revenue is expected to grow 6 percent, from a previously announced forecast of 5 percent growth, and organic revenue for the segment is expected to be flat. Based on improving market conditions, total revenue growth guidance for Motion & Flow Control is increased to 14 percent from the previous forecast of 6 percent growth, and organic revenue is expected to grow 18 percent.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9:00 a.m. Eastern Daylight Time to review second-quarter performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/ir.

About ITT Corporation

ITT Corporation is a high-technology engineering and manufacturing company operating on all seven continents in three vital markets: water and fluids management, global defense and security, and motion and flow control. With a heritage of innovation, ITT partners with its customers to deliver extraordinary solutions that create more livable environments, provide protection and safety and connect our world. Headquartered in White Plains, N.Y., the company reported 2009 revenue of $10.9 billion. www.itt.com

Safe Harbor Statement

Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act"). These forward-looking statements include statements that describe the Company's business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target" and other terms of similar meaning are intended to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed in, or implied from, such forward-looking statements. Factors that could cause results to differ materially from those anticipated include: Economic, political and social conditions in the countries in which we conduct our businesses; Changes in U.S. or international government defense budgets; Decline in consumer spending; Sales and revenues mix and pricing levels; Availability of adequate labor, commodities, supplies and raw materials; Interest and foreign currency exchange rate fluctuations and changes in local government regulations; Competition and industry capacity and production rates; Ability of third parties, including our commercial partners, counterparties, financial institutions and insurers, to comply with their commitments to us; Our ability to borrow or refinance our existing indebtedness and availability of liquidity sufficient to meet our needs; Changes in the value of goodwill or intangible assets; Acquisitions or divestitures; Personal injury claims; Uncertainties with respect to our estimation of asbestos liability exposure and related insurance recoveries; Our ability to effect restructuring and cost reduction programs and realize savings from such actions; Government regulations and compliance therewith; Changes in technology; Intellectual property matters; Governmental investigations; Potential future employee benefit plan contributions and other employment and pension matters; Contingencies related to actual or alleged environmental contamination, claims and concerns; Changes in generally accepted accounting principles; Other factors set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED INCOME STATEMENTS (In millions, except per share) (Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$2,739	$2,719	$5,317	$5,225

Costs of revenue	1,958	1,950	3,818	3,796
Selling, general and administrative expenses	375	389	753	767
Research and development expenses	60	57	123	110
Asbestos-related costs, net	12	-	27	-
Restructuring and asset impairment charges, net	10	20	27	31
Total costs and expenses	2,415	2,416	4,748	4,704

Operating income	324	303	569	521
Interest expense	23	23	48	49
Interest income	8	4	11	8
Miscellaneous expense, net	4	3	8	6
Income from continuing operations before income tax expense	305	281	524	474
Income tax expense	79	81	154	90
Income from continuing operations	226	200	370	384
Income from discontinued operations, net of tax	12	1	14	1
Net income	$238	$201	$384	$385

Earnings (Loss) Per Share
Basic:
Continuing operations	$1.23	$1.09	$2.01	$2.10
Discontinued operations	0.06	0.01	0.08	0.01
Net Income	$1.29	$1.10	$2.09	$2.11
Diluted:
Continuing operations	$1.22	$1.09	$2.00	$2.09
Discontinued operations	0.06	0.01	0.07	0.01
Net Income	$1.28	$1.10	$2.07	$2.10

Average common shares — basic	184.0	182.5	183.6	182.3
Average common shares — diluted	185.5	183.6	185.2	183.4

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (In millions) (Unaudited)

	June 30,	December 31,
	2010	2009

Assets
Current Assets:
Cash and cash equivalents	$844	$1,216
Receivables, net	1,829	1,754
Inventories, net	813	802
Current Assets of Discontinued Operations	137	141
Deferred income taxes	233	232
Other current assets (a)	237	206
Total current assets	4,093	4,351

Plant, property and equipment, net	1,037	1,050
Deferred income taxes	504	583
Goodwill	3,953	3,788
Other intangible assets, net	616	501
Asbestos-related assets	579	604
Other non-current assets	233	252
Total assets	$11,015	$11,129

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$1,208	$1,273
Accrued expenses (b)	985	1,020
Accrued taxes	13	103
Short-term debt and current maturities of long-term debt	106	75
Postretirement benefits	73	73
Current Liabilities of Discontinued Operations	47	44
Deferred income taxes	42	36
Total current liabilities	2,474	2,624

Postretirement benefits	1,754	1,788
Long-term debt	1,363	1,431
Asbestos-related liabilities	864	867
Other non-current liabilities	538	541
Total liabilities	6,993	7,251

Shareholders' equity	4,022	3,878
Total liabilities and shareholders' equity	$11,015	$11,129

(a) Includes asbestos-related assets of $62 for both periods presented.

(b) Includes asbestos-related liabilities of $67 for 2010 and $66 for 2009.

ITT CORPORATION AND SUBSIDIARIES CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (In millions) (Unaudited)

	Six Months Ended
	June 30,
	2010	2009
Operating Activities
Net income	$384	$385
Less: Income from discontinued operations	14	1
Income from continuing operations	370	384

Adjustments to income from continuing operations:
Depreciation and amortization	140	140
Stock-based compensation	16	16
Asbestos-related costs, net	27	-
Restructuring and asset impairment charges, net	27	31
Payments for restructuring	(32)	(46)
Contributions to pension plans	(6)	(11)
Change in receivables	(121)	78
Change in inventories	2	(49)
Change in accounts payable and accrued expenses	(19)	47
Change in accrued and deferred taxes	(41)	(13)
Change in other assets	2	(24)
Change in other liabilities	(16)	(9)
Other, net	7	2
Net Cash — Operating Activities	356	546

Investing Activities Capital expenditures	(106)	(87)
Acquisitions, net of cash acquired	(401)	(35)
Proceeds from sale of assets and businesses	2	14
Other, net	1	4
Net Cash — Investing Activities	(504)	(104)

Financing Activities Short-term debt, net	34	(1,323)
Long-term debt repaid	(70)	(4)
Long-term debt issued	-	992
Proceeds from issuance of common stock	9	2
Dividends paid	(130)	(70)
Tax impact from equity compensation activity	3	(1)
Other, net	6	2
Net Cash — Financing Activities	(148)	(402)

Exchange rate effects on cash and cash equivalents	(85)	15

Cash from (used for) discontinued operations:
Operating Activities	9	(1)

Net change in cash and cash equivalents	(372)	54
Cash and cash equivalents — beginning of year	1,216	965
Cash and Cash Equivalents — end of period	$844	$1,019

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance metrics including sales and revenues, segment operating income and margins, earnings per share, orders growth, and backlog, among others, in connection with its management of our business. In addition, we consider the following non-GAAP measures to be key performance indicators for purposes of this REG-G reconciliation:

Organic Sales and Revenues defined as reported GAAP sales and revenues excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company believes that Organic Sales and Revenues provide a useful measure of the operation's underlying revenue performance after adjusting for foreign exchange, acquisitions and divestitures that may impact comparability. The Company utilizes Organic Sales and Revenues to measure, evaluate and manage the Company's revenue performance. The Company's definition of Organic Sales and Revenue may not be comparable to similar measures utilized by other companies.

Organic Orders are Non-GAAP performance measures that may provide useful information related to the Company's future revenue performance. Organic Orders exclude the impact of foreign currency fluctuations and contributions from acquisitions and divestitures (for the first 12 months). The Company's definition of Organic Orders may not be comparable to similar measures utilized by other companies.

Adjusted Income from Continuing Operations and Adjusted EPS are defined as reported GAAP Income from Continuing Operations and reported GAAP Diluted Earnings Per Share, adjusted to exclude Special items. Special items that may include, but are not limited to, unusual and infrequent non-operating items and non-operating tax settlements or adjustments related to prior periods. These items are not a substitute for GAAP measures. Special items represent significant charges or credits that impact current results, but may not be related to the Company’s ongoing operations and performance. The Company uses Adjusted Income from Continuing Operations and Adjusted EPS to measure, evaluate and manage the Company. The Company believes that results excluding Special Items provide a useful analysis of ongoing operating trends. The Company's definitions of Adjusted Income from Continuing Operations and Adjusted EPS may not be comparable to similar measures utilized by other companies.

Free Cash Flow is defined as GAAP Net Cash - Operating Activities less Capital Expenditures and other Special Items. Free Cash Flow should not be considered a substitute for income or cash flow data prepared in accordance with GAAP. The Company's definition of Free Cash Flow may not be comparable to similar measures utilized by other companies. Management believes that Free Cash Flow is an important measure of performance and it is utilized as one measure of the Company's ability to generate cash. Note that due to other financial obligations and commitments, the entire Free Cash Flow amount may not be available for discretionary purposes.

Management believes that the above metrics are useful to investors evaluating our operating performance for the periods presented, and provide a tool for evaluating our ongoing operations and our management of assets held from period to period. These metrics, however, are not a measure of financial performance under GAAP and should not be considered a substitute for sales and revenue growth (decline), or cash flows from operating, investing and financing activities as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
Second Quarter 2010 & 2009

($ Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B+C+D	(F) = E / A
	Revenue 3M 2010	Revenue 3M 2009	Change 2010 vs. 2009	% Change 2010 vs. 2009	Acquisition / Divestitures 3M 2010	FX Contribution 3M 2010	Change Adj. 10 vs. 09	% Change Adj. 10 vs. 09

ITT Corporation - Consolidated	2,739	2,719	20	0.7%	(47)	19	(8)	-0.3%

Defense & Information Solutions	1,503	1,544	(41)	-2.7%	0	1	(40)	-2.6%
Electronic Systems	630	719	(89)	-12.4%	0	1	(88)	-12.3%
Geospatial Systems	298	261	37	14.2%	0	0	37	14.2%
Information Systems	579	562	17	3.0%	0	0	17	3.0%

Fluid Technology	878	869	9	1.0%	(47)	5	(33)	-3.8%
Industrial Process	167	195	(28)	-14.4%	0	(2)	(30)	-15.5%
Residential and Commercial Water Group	286	280	6	2.2%	(7)	6	5	1.6%
Water & WasteWater	445	413	32	7.8%	(39)	3	(4)	-1.1%

Motion & Flow Control	361	308	53	17.2%	0	13	66	21.4%
Motion Technologies	134	120	14	11.6%	0	9	23	19.4%
Interconnect Solutions	102	83	19	22.8%	0	2	21	25.0%
Control Technologies	68	62	6	9.9%	0	0	6	10.2%
Flow Control	59	45	14	30.0%	0	1	15	32.8%

	Orders 3M 2010	Orders 3M 2009	Change 2010 vs. 2009	% Change 2010 vs. 2009	Acquisition Contribution 3M 2010	FX Contribution 3M 2010	Change Adj. 10 vs. 09	% Change Adj. 10 vs. 09

Defense & Information Solutions	767	1,506	(739)	-49.1%	0	0	(739)	-49.1%

Fluid Technology	941	791	150	19.0%	(43)	11	118	14.9%

Motion & Flow Control	359	315	44	14.0%	0	9	53	16.8%

Total Segment Orders	2,064	2,611	(547)	-20.9%	(43)	20	(570)	-21.8%

Note: Excludes intercompany eliminations.

Note: Percents may not calculate due to rounding.

ITT Corporation
Segment Operating Income & OI Margin
Second Quarter of 2010 & 2009

($ Millions)

	Q2 2010 As Reported	Q2 2009 As Reported	% Change 10 vs. 09

Revenue:
Defense & Information Solutions	1,503	1,544	-2.7%
Fluid Technology	878	869	1.0%
Motion & Flow Control	361	308	17.2%
Intersegment eliminations	(3)	(2)	50.0%
Total Revenue	2,739	2,719	0.7%

Operating Margin:
Defense & Information Solutions	12.9%	12.8%	10	BP
Fluid Technology	14.8%	12.9%	190	BP
Motion & Flow Control	11.6%	10.7%	90	BP
Total Operating Segments	13.4%	12.6%	80	BP

Income:
Defense & Information Solutions	194	197	-1.5%
Fluid Technology	130	112	16.1%
Motion & Flow Control	42	33	27.3%
Total Segment Operating Income	366	342	7.0%

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
Second Quarter of 2010 & 2009

($ Millions, except EPS and shares)

	Q2 2010 As Reported	Q2 2010 Adjustments		Q2 2010 As Adjusted	Q2 2009 As Reported	Q2 2009 Adjustments		Q2 2009 As Adjusted	Change 2010 vs. 2009 As Adjusted	Percent Change 2010 vs. 2009 As Adjusted

Segment Operating Income	366			366	342			342

Interest Income (Expense)	(15)	(9)	#A	(24)	(19)	(2)	#B	(21)
Other Income (Expense)	(4)			(4)	(3)			(3)
Corporate (Expense)	(42)	0		(42)	(39)			(39)

Income from Continuing Operations before Tax	305	(9)		296	281	(2)		279

Income Tax Expense	(79)	(6)	#A	(85)	(81)	(5)	#C	(86)

Income from Continuing Operations	226	(15)		211	200	(7)		193

Diluted EPS from Continuing Operations	1.22	(0.08)		1.14	1.09	(0.04)		1.05	$0.09	8.6%

#A - Interest income and reversal of tax reserves related to the 2nd Quarter closure of a tax audit.
#B - Reversal of interest payable related to prior year tax items.
#C - Primarily represents a benefit for tax adjustments related to prior years.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Free Cash Flow
Second Quarter of 2010 & 2009

($ Millions)

	6M 2010	6M 2009

Net Cash - Operating Activities	356	546

Capital Expenditures	(106)	(87)

Free Cash Flow	250	459

Income from Continuing Operations	370	384

Free Cash Flow Conversion	68%	120%

Non-Cash Special Tax Items	5	(58)

Income from Continuing Operations, Excluding
Non-Cash Special Tax Items	375	326

Adjusted Free Cash Flow Conversion	67%	141%

ITT Corporation
Debt Coverage Ratios 2010 & 2009
($ Millions)

	June 30, 2010	December 30, 2009

Net Debt/Net Capitalization	13.4%	7.0%
Total Debt/Total Capitalization	26.8%	28.0%

Short Term Debt	106	75
Long Term Debt	1,363	1,431
Total Debt	1,469	1,506
Cash & Cash equivalents	844	1,216
Net Debt	625	290

Total Shareholders' Equity	4,022	3,878
Net Debt	625	290
Net Capitalization	4,647	4,168

CONTACT:
ITT Corporation
Jenny Schiavone, +1-914-641-2160
jennifer.schiavone@itt.com